PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the 4th day of February, 1998 (the "Effective Date"), by and between SYLVAN WAY L.L.C., a Virginia limited liability company, ("Seller"), and MACK - CALI REALTY ACQUISITION CORP., a Delaware corporation ("Purchaser").

                                 WITNESSETH:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

                         ARTICLE 1- SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of Seller's right, title and interest in and to the following (herein collectively called the "Property"):

      1.1 Real Property. That certain parcel of real estate consisting of #'s 1 and 5 Sylvan Way, and a branch bank building, located in Morris County Financial Center, Parsippany, New Jersey, and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and all rights, privileges and appurtenances pertaining thereto including all of Seller's right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto (herein collectively called the "Real Property"); and

      1.2 Personal Property. All tangible personal property owned by Seller (excluding any computer or computer equipment and software owned by Seller or Seller's property manager), located on the Real Property, and used in the ownership, operation and maintenance of the Real Property as shown on Exhibit Q hereto, and all nonconfidential books, records and files (excluding appraisals, budgets, Seller's strategic plans for the Property, internal analyses, marketing information, submissions relating to Seller's obtaining of corporate authorization, attorney and accountant work product, or other information in the possession or control of Seller or Seller's property manager which Seller deems proprietary) relating to the Real Property (herein collectively called the "Personal Property"); and

      1.3 Other Property Rights. (a) Seller's interest as landlord in all leases encumbering the Real Property on the Closing Date (as defined in Section 6.1); (b) if and to the extent assignable by Seller, (i) all service, supply, maintenance, utility and
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            commission agreements, all equipment leases, and all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements, to the extent described in Exhibit B attached hereto and incorporated herein by this reference, and (ii) all licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property or Personal Property and in Seller's possession or control and (c) all rights of Seller (if any) to the names "One Sylvan Way," "Five Sylvan Way" and "Morris County Financial Center", to the extent such rights are assignable without expense to Seller (it being acknowledged by Buyer that Seller does not have exclusive rights to use such name and that Seller has not registered the same in any manner) (the rights and interests of Seller described in clauses (b) and (c) hereinabove being herein collectively called the "Other Property"). All of the Other Property and Personal Property, if any, to the extent that such items exist and are in the possession of Seller, shall be conveyed to Buyer by quitclaim bill of sale, without any warranty of title whatsoever. All of the foregoing items purchased under this Agreement shall be hereinafter sometimes referred to collectively as the "Property." The Property is being sold in an "AS IS" condition and "WITH ALL FAULTS" as of the date of this Agreement and of Closing (as defined herein).

                          ARTICLE 2 - PURCHASE PRICE

The total purchase price to be paid by Buyer for the purchase of the Property is the sum of FIFTY TWO MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($52,800,000 ) in immediately available funds (the "Purchase Price"). Buyer understands that Chase Manhattan may possess a right of first refusal to acquire the branch banking facility and ingress and egress rights (the "Bank Property") and that Seller intends to give Chase Manhattan notice and an opportunity to exercise those rights. Buyer and Seller agree that the value of the Bank Property is $1,250,000 and that if Chase Manhattan elects to acquire the Bank Property, the Property shall automatically be diminished by the subtraction of the Bank Property from the whole and the Purchase Price of the so-diminished Property shall be reduced by $1,250,000. If Chase Manhattan elects to acquire the Bank Property the Buyer agrees that it will nevertheless Close on the remainder of the Property for the reduced Purchase Price as aforesaid, subject of course to Buyer's other rights to terminate this Agreement and not Close.

The Purchase Price shall be paid in the following manner:

      2.1 Deposit Money. Upon execution and delivery of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall also deliver a certified or cashier's check in the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) payable to the Title Company identified in paragraph 3.1 hereof, as a deposit (the "Deposit") whose street address is 81 Main Street, White Plains, NY,10601, Attention: Anthony Ruggeri, Vice President, as


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            escrow agent ("Escrow Agent"). Concurrently with countersigning this
            Agreement, Seller shall forward the check to the Title Company. The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of Article 12. Any interest earned on the Deposit shall be considered a part of the Deposit. Except as otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date. Escrow Agent is to deposit the Deposit in a federally-insured bank. The parties acknowledge that only $100,000 of the Deposit will be federally insured. (Note: Upon the Buyer selecting the Title Company described in Section 3.1 hereof, Escrow Agent will transfer the Deposit to the Title Company provided that the Title Company will concurrently execute a writing similar to the signature block for Escrow Agent undertaking to hold the Deposit in accordance with the provisions of this Agreement and to comply with the provision of Article 12 and Section 14.2.)

      2.2 Cash at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and
            (b) the amount of the Deposit as of the Closing Date (the "Balance"), subject to the prorations and adjustments set forth in
            Article 5 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Buyer at Closing, in immediately available funds by wire transfer as more particularly set forth in Section 6.2.

                          ARTICLE 3 - TITLE MATTERS

      3.1 Title to Real Property. Buyer shall, when it executes and returns this Agreement to Seller, identify in writing a title insurance company to act as Escrow Agent pursuant to the provisions of paragraph 2.1 hereof, post the Deposit as required in said paragraph and order at its sole cost and expense within three (3) days of the Execution Date (a) a commitment from First American Title Insurance Co. of New York (the "Title Company") to issue an Owner's Policy of Title Insurance with respect to the Property (the "Title Report"),
            (b) copies of all recorded documents referred to on Schedule B of the Title Report as exceptions to coverage (the "Title Documents"), and (c) a certified boundary survey of the Property (the "Survey"). Except as provided in Section 3.2, Seller shall convey and Buyer shall accept title to the Property, subject to (i) applicable zoning and building ordinances and land use regulations, now and hereafter in effect, to the extent adopted by any municipal or governmental authority and applicable to all or any portion of the Property; (ii) (Intentionally deleted), (iii) such state of facts as disclosed in the Survey, (iv) such state of facts as would be disclosed by a physical inspection of the Property, (v) the lien of taxes not yet due and payable, (vi) any exceptions caused by Buyer, its agents, representatives or employees, (vii) such other exceptions as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in


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            consideration of payment, bonding, indemnity of Seller or otherwise, and (viii) the rights of tenants in possession as set forth in Subsection 6.3(c)], (ix) the exceptions set forth in Chicago Title Insurance Company Policy number 31-901-60-04654, dated 4/13/95; and
            (x) such facts as are shown on the as-built survey which was prepared by Henderson and Bodwell, drawing number J310-1010, dated 4/6/95at the time of the 1995 acquisition of the Property by Seller, (the foregoing exceptions described in clauses (i) through (x) being herein collectively called the "Permitted Exceptions").

      3.2   Title Defects.

            3.2.1 Certain Exceptions to Title. Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that materially adversely affect Buyer's title to the Real Property which may appear on supplemental title reports or updates to the Title Report issued at the request of Buyer after the date hereof (herein collectively called the "Other Liens") within five (5) days after the receipt thereof by Buyer. Unless Buyer shall timely object to such Other Liens, all such Other Liens and any matters which do not materially adversely affect Buyer's title to the Real Property which are set forth in any such supplemental reports or updates shall be deemed to constitute additional Permitted Exceptions. Any exceptions which are timely objected to by Buyer shall be herein collectively called the "Title Objections." Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections. Seller shall notify Buyer in writing within five (5) days after receipt of Buyer's notice of Title Objections whether Seller elects to remove the same. If Seller is unable to remove or endorse over any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections, Buyer may elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed "Permitted Exceptions" and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Unless Buyer elects to terminate within two business days after receipt of Seller's election to cure a Title Objection or not, as the case may be, Buyer shall be deemed to have elected (b) above and to have waived its objections. The


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

                  aforementioned elections shall be evidenced by notice to the other party pursuant to the notice provisions in this Agreement.

            3.2.2 Discharge of Title Objections. If on the Closing Date there are any Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Balance to satisfy the same, provided Seller shall deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such Title Objections of record, together with the cost of recording or filing such instruments, or provided that Seller shall cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

      3.3 Title Insurance. At Closing, the Title Company shall issue to Buyer, at Buyer's sole cost and expense, an ALTA Owner's Form of title insurance policy in the form of the Title Report (the "Owner's Title Policy"), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide, at Buyer's sole cost and expense, such endorsements (or amendments) to the Owner's Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost or additional liability to Seller,
            (b) Buyer's obligations under this Agreement shall not be conditioned upon Buyer's ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement (the "Transaction") without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer's request.

         ARTICLE 4 - BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY

Buyer acknowledges that commencing prior to the execution of this Agreement and continuing for a period which will expire at 5:00 PM then-prevailing Eastern Time on the tenth (10th) business day following the "Effective Date", which for the purposes of this Agreement is the date upon which the second of Purchaser and Seller shall execute this Agreement, (the "Due Diligence Period"), Buyer may continue to conduct, its financial due diligence of and review of title to the Property. Buyer acknowledges that it has been afforded the opportunity to conduct examinations, inspections, testing, studies and/or investigations (herein collectively called the "Due Diligence") of the Property and information regarding the Property prior to the Execution Date and has completed same, but for financial due diligence and title review. If Buyer is not satisfied with the results of its Due Diligence, Buyer may terminate this Agreement by written notice to Seller given in accordance with the provisions of Section 14.9 hereof on or before the


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last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement on or before the last day of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 4. Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Due Diligence Period to conduct further physical Due Diligence regarding the Property. At Closing and as a material inducement for Seller to consummate the Transaction, Buyer will deliver a certification in the form of Exhibit F attached hereto and incorporated herein by this reference.

                    ARTICLE 5 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

      5.1   Lease Rentals and Expenses.

            5.1.1 Rents. All collected rents and other payments from tenants under the Leases shall be prorated between Seller and Buyer as of the Closing Date. Seller shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges, and other revenue of any kind attributable to any period under the Leases to but not including the Closing Date. Buyer shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other revenue of any kind attributable to any period under the Leases on and after the Closing Date. Rents and expense escalations or other reimbursements due Landlord under the Leases not collected as of the Closing Date shall not be prorated at the time of Closing, but Buyer shall make a good faith effort to collect the same on Seller's behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all rents, escalations and other reimbursements due landlord under the Leases collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller's ownership of the Property.


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

                  Seller's rights under the immediately preceding sentence shall survive the Closing and not be merged therein. Buyer shall receive a credit against the Purchase Price for prepaid rentals held by Seller covering the period post-Closing.

            5.1.2 Lease Expenses. At Closing, Buyer shall reimburse Seller for the Lease Expenses (as defined in Section 13.2) to the extent required by the terms of Section 13.2. All Lease Expenses arising out of or attributable to the initial term of Leases executed prior to the Effective Date or renewals or expansions of existing Leases executed prior to the Effective Date shall, notwithstanding any language to the contrary in Article 5 or
                  Article 13, be borne and payable by Seller, including, without limitation, all Lease Expenses due on account of leases, renewals, extensions or expansions of (i) Diagnostic Retrieval Services, (ii) Integrated Communications, (iii) Fujitsu, (iv) Kelley Drye & Warren and (v) Coopers & Lybrand.

      5.2 Real Estate and Personal Property Taxes. Real estate and personal property taxes shall be prorated on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year, with Seller being responsible for that portion of such calendar year occurring prior to midnight of the day prior to the Closing Date and Buyer being responsible for that portion of such calendar year occurring after 12:01 a.m. of the Closing Date. If the real estate and/or personal property tax rate and assessments have not been set for the calendar year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar year, and such proration shall be adjusted post-closing between Seller and Buyer upon presentation of written evidence that the actual taxes paid for the calendar year in which the Closing occurs differ from the amounts used at Closing and in accordance with the provisions of Section 5.7. This obligation shall survive Closing and shall not be merged into the Deed.

            Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be responsible for any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof. Notwithstanding the foregoing terms of this Section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate or personal property taxes or special assessments to the extent that Buyer is entitled after Closing to reimbursement of taxes and assessments, or the recovery of any increase in taxes and assessments, from the tenants under the Leases,


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

            regardless of whether Buyer actually collects such reimbursement or increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that the burden of collecting such reimbursements shall be solely on Buyer.

      5.3 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of midnight of the day prior to the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty
            (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and shall not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer's name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this Section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that the burden of collecting such reimbursements shall be solely on Buyer.

      5.4 Closing Costs. Buyer shall pay all premiums and charges of the Title Company for the Owner's Title Policy (including endorsements) to be issued pursuant to the Title Report, the cost of any survey obtained by Buyer, all recording and filing charges in connection with the instrument by which Seller conveys the Property, one-half (1/2) of all escrow or closing charges, if any, all costs of Buyer's Due Diligence and any other costs customarily paid by the Buyer pursuant to local practice. Seller shall pay one-half (1/2) of all escrow or closing charges and all transfer taxes and similar charges, if any, applicable to the transfer of the Property to Buyer and any other costs customarily paid by the Seller pursuant to local practice. Except as otherwise agreed by the parties, each party shall pay its own attorneys. The obligations of the parties to pay applicable escrow or closing charges shall survive the termination of this Agreement.


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      5.5   Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Balance in the aggregate amount of $43,284.11, the unapplied cash security deposits held by Seller under the Leases as of the Effective Date(but not including any interest thereon) less any applications of such deposits which shall have been approved by Buyer and any normal and customary administrative or similar charges to which Seller may be entitled under applicable law.

      5.6 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (i) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Balance in the amount of such credit balance, or (ii) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Balance.

      5.7 Delayed Adjustment. If at any time following the Closing Date, the amount of an item listed in any section of this Article 5 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred twenty (120) days after Closing, or in accordance with
            Section 9.3.3 as to the matters discussed in 9.3.3.. The provisions of this Section 5.7 shall survive the Closing and not be merged therein.

                             ARTICLE 6 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

      6.1 Closing Date. This Transaction shall close ("Closing") on the date (the "Closing Date") which is fifteen (15) business days following the expiration of the Due Diligence Period. Closing may, at Seller's election, be either by a so-called "New York style" closing or through an escrow with the Title Company. The Closing shall take place at 10:00 a.m. then-prevailing Eastern Time in the offices of Seller's attorneys or, at Seller's election, at the Title Company, and Buyer and Seller shall conduct a "pre-closing" on the last business day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 6.2. Time is of the essence with respect to payment of the Purchase Price and to the Closing Date.

      6.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller's obligations hereunder have been satisfied, Seller agrees to convey title to the Real Property to Buyer by Bargain & Sale Deed with Covenant Against


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            Grantor's Acts upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer's obligations hereunder have been satisfied, Buyer agrees to deliver the payment specified in Section 2.2 by timely delivering the same to the Escrow Agent no later than 11:00 a.m. then-prevailing Eastern Time on the Closing Date and unconditionally directing the Escrow Agent to deposit the same in Seller's designated account by 1:00 p.m. Eastern Time on the Closing Date. For each full or partial day after the Closing Date that Seller has not received in its account the payment specified in
            Section 2.2, Buyer shall pay to Seller one (1) day's interest on the unpaid funds at the rate per annum equal to the "prime" lending rate of interest then in effect as listed by The Wall Street Journal.

            6.3 Seller's Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to the Escrow Agent the following:

            (a) Deed. A deed in the form specified in paragraph 6.2, and Exhibit G attached hereto and incorporated herein by this reference, conveying to Buyer all of Seller's right, title and interest in and to the Real Property, subject only to the Permitted Exceptions ("Deed").

            (b) Bill of Sale. A quitclaim bill of sale in the form of Exhibit H attached hereto and incorporated herein by this reference conveying all of Seller's right, title and interest in and to the Personal Property.

            (c) Assignment of Tenant Leases. An assignment and assumption of tenant leases, in the form of Exhibit I attached hereto and incorporated herein by this reference ("Assignment of Leases") transferring all of Seller's interest in the tenant space leases for the tenants identified on Exhibit J attached hereto and incorporated herein by this reference (as updated at Closing)and any amendments, guarantees and other documents relating thereto (herein collectively called the "Leases"), together with all assignable non-cash security deposits deposited by the tenants thereunder and not applied by Seller in accordance with the terms of the Leases.

            (d) Assignment of Equipment Leases, Commission Agreements and Service Contracts. An assignment and assumption of the equipment leases, commission agreements, service contracts, and other contracts and agreements described on Exhibit B, warranties and guaranties and the Other Property (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit K attached hereto and incorporated herein by this reference ("Assignment of Contracts"), transferring, to the extent assignable, without liability or


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

                  expense to Seller, all of Seller's interest in the equipment leases and any lease commission agreements in effect at the Property on the Closing Date, all uncanceled service contracts encumbering the Property on the Closing Date, all warranties and guaranties which remain in effect on the Closing Date and any Other Property Rights not otherwise transferred to Buyer (all of the foregoing being herein collectively called the "Contracts"). Seller shall not assign any existing management agreement or any contracts or policies of insurance for the Property.

            (e) Estoppel Letters. Executed estoppel letters from (a) each of those tenants identified on Exhibit L-1 attached hereto and incorporated herein by this reference as "Major Tenants" (the "Major Tenants"), and (b) other tenants collectively occupying no less than sixty percent (60 %) of the area leased under the Leases (excluding the area leased under the Leases with the Major Tenants) and which are obligated under their respective Leases to deliver such letters to the landlord (the "Other Tenants").All of such estoppel letters shall be substantially in the form which such Major Tenant or Other Tenant is required to provide pursuant to the terms of such Major Tenant's or Other Tenant's Lease or, if no form is specified in any of the Leases, in the form of Exhibit L-2 attached hereto and incorporated herein by this reference. In the event Seller cannot for any reason obtain a tenant estoppel letter from any of the Other Tenants, Seller, at its option, may deliver to Buyer a Seller's (landlord) estoppel letter in the form specified in the preceding sentence. If Seller shall obtain an estoppel certificate from any such tenant after delivery of such Seller's estoppel letter with respect to such tenant, Seller's (landlord) estoppel letter shall, as of the date of such tenant's estoppel letter, be without further force or effect. Seller shall have no liability or responsibility for the information set forth in the Tenant Estoppel Letters delivered by the Tenants.

            (f) Notice to Tenants. A single form letter in the form of Exhibit M attached hereto and incorporated herein by this reference to each tenant under the Leases, duplicate copies of which would be sent notifying it of the sale of the Property to Buyer and advising it that all future payments of rent and other payments due under the Leases, are to be made to Buyer at an address designated by Buyer.

            (g) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit N attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code.

            (h) Evidence of Authority. Evidence of the approval of the Manager of Seller with respect to the authority to act on behalf of Seller.

             (i) Seller's Certificate. The certificate of Seller certifying to the matters set forth in Section 8.2.

            (j) Property Documents. (i) To the extent in the possession of Seller or the current manager of the Property, (A) the original (or, if unavailable, a copy) of the existing certificate or certificates of occupancy for the Property, and
                  (B) all original (or, if unavailable, copies of) certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction; and (ii) all non-proprietary books and records located at the Property or at the off ice of Seller's building manager relating to the Property and the ownership and operation thereof (the items described in clauses (i) and (ii) being herein collectively called the "Property Documents").

            (k) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

            (1) Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, if the same are assignable, (i) deliver to Buyer at the Closing such letters of credit,(ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith. Notwithstanding the foregoing to the contrary, Seller can complete after Closing the requirements of this Section 6.3(1) not completed thereby, at which point the obligations under this Section 6.3(1) shall survive Closing and not merge into the Deed. If letters of credit are not assignable, Seller shall undertake the obligation to obtain a new letter of credit from such tenant for the benefit of Buyer.

            (m) Keys and Original Documents. Keys to all locks on the Real Property (in Seller's or Seller's building manager's possession) and originals or, if originals are not available, copies, of the Leases and Contracts (unless canceled as set forth herein) encumbering the Property on the Closing Date.

            (n) Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

            (o) ISRA. Seller agrees to cooperate (but at no cost or expense to it) with Buyer in Buyer's applications for a New Jersey ISRA letter of non-applicability, which application shall be prepared and diligently prosecuted by Buyer at its sole cost.

            (p) Assignment of Rights (as defined in Section 8.3.2) in the form set forth on Exhibit C.

      6.4 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent the following:

            (a) Balance. The Balance, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

            (b) Assignment of Leases. The Assignment of Leases executed and acknowledged by Buyer.

            (c) Assignment of Equipment Leases, Commission Agreements and Service Contracts. The Assignment of Contracts executed and acknowledged by Buyer.

            (d)   Buyer's Certificates. The certificate of Buyer required under
                  Article 4 hereof and a certificate of Buyer certifying as to the matters set forth in Section 8.1.

            (e) Buyer's ERISA Certificate. The certificate of Buyer substantially in the form of Exhibit O attached hereto and incorporated herein by this reference and any other certificate or other information reasonably required by Seller to satisfy Seller that the Transaction does not constitute a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and that the Transaction complies with ERISA in all respects.

            (f) Evidence of Authority. Documentation to establish to Seller's reasonable satisfaction the due authorization of Buyer's acquisition of the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement, including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer.

            (g) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

            (h) Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

      6.5 Delivery of Deed. Effective upon delivery of the Deed, actual and exclusive possession (subject only to the Permitted Exceptions) and risk of loss to the Property shall pass from Seller to Buyer.

                      ARTICLE 7 - CONDITIONS TO CLOSING

      7.1 Seller's Obligations. Seller's obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

            (a)   Approval. (Intentionally Deleted);

            (b) Representations True. Subject to the provisions of Section 8.3 hereof, all representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

            (c)   Buyer's Financial Condition. (Intentionally Omitted); and

            (d) Buyer's Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 6.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

            (e) Rights of First Refusal or First Negotiation. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be obligated to Close hereunder unless, by the Closing Date, it shall either (x) have obtained satisfactory releases, waivers or declinations, as the case may be, from two parties, namely, Coopers & Lybrand and Dun & Bradstreet (or their successors) which may possess rights of first negotiation or rights of first refusal, as the case may be, to purchase the Property or part of the

                  Property, or (y) have concluded that no such rights currently exist or if they do exist have been waived, released or terminated by estoppel. (See Section 2.1 for a discussion of certain rights of first refusal held by Chase Manhattan as to the Bank Property.)

            (f) Litigation. No litigation shall be pending or threatened against Seller which, if decided adversely to Seller, could delay, threaten or stop the transactions contemplated by this Agreement from being effected.

      7.2 Buyer's Obligations. Buyer's obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

            (a) Representations True. Subject to the provisions of Section 8.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 8.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

            (b) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 3 of this Agreement; and

            (c) Seller's Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section
                  6.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

            (d) Rights of First Refusal or First Negotiation. Buyer shall not be obligated to Close hereunder unless, by the Closing date, in the case of Dun & Bradstreet and Coopers & Lybrand, Buyer shall have concurred with Seller's conclusion that such rights of first refusal or first negotiation which they or either or them may have had have been terminated or waived or terminated by estoppel, as the case may be. (See Section 2.1 as to certain rights of first refusal held by Chase Manhattan as to the Bank Property.)

      7.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Buyer or Seller may elect in writing to waive the benefit of any such condition set forth in Section 7.1 or Section 7.2, respectively. By closing the Transaction, Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 7.2. In the event any of the conditions set forth in Sections 7.1 or 7.2 are neither waived nor fulfilled, Buyer or Seller (as appropriate) may terminate their obligations to perform at the Closing and otherwise under this Agreement in accordance with the provisions of Article 10.

                  ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

      8.1 Buyer's Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

            8.1.1 Buyer's Authorization. Buyer is duly organized (or formed), validly existing and in good standing under the laws of its State of organization and the State in which the Property is located, and is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer and has all necessary power and capacity to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer, have been duly authorized by all requisite partnership or corporate action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the agreement of partnership or articles of incorporation and by-laws of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

            8.1.2 Buyer's Financial Condition. Buyer's financial condition is as is represented to Seller on any financial statements previously submitted to Seller by Buyer.

      8.2 Seller's Representations. Seller represents and warrants to Buyer as follows:

            8.2.1 Seller's Authorization. Seller is (a) duly organized, validly existing and in good standing under the laws of its State of organization and the State in which the Property is located,
                  (b) subject to obtaining the approvals or waivers, as the case may be, described in Subsection 7.1(a) and (e), is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform its obligations hereunder and thereunder. Subject to obtaining the approvals described in Subsection 7.1(a), this Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite action on the part of Seller and are the valid and legally binding obligation of Seller enforceable in accordance with their respective terms. To the best of Seller's knowledge, neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the operating agreement of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

            8.2.2 Other Seller's Representations. To the best of Seller's knowledge (as such term is hereinafter defined):

                  (a) Except as set forth in the Title Report and, to the extent reviewed by or otherwise available to Buyer, the documents, investigations or notices delivered to or otherwise received by Buyer, and as listed in Exhibit P attached hereto and incorporated herein by this reference, Seller has not received any written notice of pending litigation against Seller which, if determined adversely to Seller, would adversely affect the Property.

                  (b) As of the date of this Agreement, Seller has not entered into any commission agreements, equipment leases, service, supply, maintenance, union or utility contracts affecting the Property which will be binding upon Buyer after the Closing other than the Contracts listed in Exhibit B attached hereto, provided, however, Exhibit B may change prior to Closing as new Contracts are executed by Seller, as set forth in Section 9.2.1 herein.

                  (c) Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit P attached hereto.

                  (d) As of the date of this Agreement, the only tenants of the Property are the tenants listed in Exhibit J attached hereto and incorporated herein by this reference. Exhibit J may change prior to Closing, however, should permitted new leases be executed, as provided in Article 13 of this Agreement, prior to Closing.

                  (e) Except as listed in Exhibit P attached hereto or disclosed in any report or writing delivered to Buyer from Seller, Seller has not received any written notice from any governmental authority of any violation of any zoning, building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property. Buyer understands and Seller acknowledges that Buyer will investigate and satisfy itself with regard to the environmental condition of the Property and the presence or absence of Hazardous Materials during its Due Diligence Period. Seller agrees that it shall provide Buyer with true copies of any notices it may receive from and after the Effective Date through and until the Closing Date of any notices it receives relating to the environmental condition of the Property or Hazardous Materials in, at, under or about the Property.

                  (f) Seller is not a "foreign person", "foreign partnership", nor a "foreign corporation" as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended.

                  (g) To the best of Seller's knowledge, no condemnation proceedings relating to the Real Property are pending or threatened with regard to the Property.

                  (h) To the best of Seller's knowledge, Seller has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies in, on, or about the Property, or any part of component thereof which would adversely affect the insurability of the Property or cause an increase in the premiums for the Property which have not been cured or resolved.

                  (i) To the best of Seller's knowledge, during the period between April, 1995, and October, 1997, no spill or discharge of Hazardous Materials occurred in, on, under of about the Property. And since October, 1997. no spill of discharge of Hazardous Materials has occurred in, on, under or about the Property.

                  (j) Seller has delivered to Purchaser true, complete and correct copies of all (1) Leases set forth on Exhibit J;
                        (2) Contracts set forth on

                        Exhibit B; (3) other documents referred to on Exhibits to this Agreement.

                  (k) Seller has not delivered or received a notice of default pursuant to any of the Leases.

      8.3   General Provisions.

            8.3.1 No Representation As to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

            8.3.2 Definition of "Seller's Knowledge". All references in this
                  Agreement to "Seller's knowledge" or words of similar import shall refer only to the actual knowledge of William N. Cinnamond, and James Rosasco (together, the "Designated Employee"). Mr. Rosasco was a Vice President of J. P. Morgan Investment Management Inc.("Morgan"), Seller's investment manager for the Property. Mr. Rosasco had primary responsibility for managing and overseeing the Property from the time it was acquired by Seller until his retirement from Morgan in June, 1997. Mr. Cinnamond is a Vice President of Morgan who succeeded to the position formerly held by Mr. Rosasco. Neither of them reported or reports to any other person at Morgan with respect to operations of the Property. Seller's knowledge shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller, Morgan or any affiliate thereof or to impose or have imposed upon the Designated Employee any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employee. There shall be no personal liability on the part of the Designated Employee arising out of any representations or warranties made herein. Furthermore, at Closing, Seller shall quitclaim and assign to Buyer, to the extent same are assignable, any rights and choses in action which Seller may have against Gale & Wentworth, Inc. ("Assignment of Rights") arising out of Gale & Wentworth's failure to disclose to Seller happenings, conditions, facts or events on or about the Property which, had the disclosures been made to Seller or the Designated Employee, would have caused Seller to make representations and warranties different from those made herein.

            8.3.3 Seller's Representations Deemed Modified. To the extent that
                  Buyer knows or by virtue of information contained in the materials delivered to

                  Buyer by Seller, or otherwise, is deemed to know prior to the expiration of the Due Diligence Period that Seller's representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge, as the case may be. For purposes of this Agreement, Buyer shall be "deemed to know" that a representation or warranty was untrue, inaccurate or incorrect to the extent that David Parisier or John R. Cali have or had actual knowledge of the untruth, inaccuracy or incorrectness of such representation(s) and/or warranty(s) contained in this Agreement or in the documents delivered by Seller, any estoppel certificate executed by any tenant of the Property and delivered to Buyer, or any studies, tests, reports, or analyses prepared by or for Buyer or any of its employees, agents, representatives or attorneys engaged in effecting the purchase contemplated by this Agreement (all of the foregoing being herein collectively called the "Buyer's Representatives") or otherwise obtained by Buyer or Buyer's Representatives contains information which is materially inconsistent with any such representation or warranty.

            8.3.4 Notice of Breach; Seller's Right to Cure. If after the
                  Effective Date, but prior to the Closing, Buyer or any Buyer's Representative obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right, but not the obligation, to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing, not to exceed ninety (90) days) for the purpose of such cure. If Seller is unable or unwilling to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reuction of or credit against the Purchase Price, or any right to receive reimbursement from Seller on account of the misrepresentation or breached warranty, as the case may be. The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Buyer's aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the representations or warranties are reasonably estimated by Buyer to exceed $250,000.00.

            8.3.5 Survival; Limitation on Seller's Liability. The
                  representations and warranties made by Seller in Section 8.2 shall survive the Closing and not be merged therein for a period of one hundred twenty (120) days and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the one hundred twentieth (120th) day after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for Seller's breaches of representations and warranties herein or in any documents executed by Seller at Closing shall be limited to the lesser of (i) the amount awarded for actual damages (not consequential or treble) directly attributable to a material breach of a representation or warranty by Seller or (ii) the Maximum Amount (as defined in Section 14.16 hereof).

                  Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller's representations or warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, in-accurate or incorrect at the time of the Closing, or (b) Buyer's damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $250,000.00 (inclusive of damages for pre-Closing beaches of representations or warranties).

                            ARTICLE 9 - COVENANTS

      9.1 Buyer's Covenants. Buyer hereby covenants as follows:

            9.1.1 Confidentiality. Buyer acknowledges that any information furnished to Buyer with respect to the Property is and has been so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause its directors, officers and other personnel and representatives to hold, in strict confidence, and not disclose to any other person without the prior written consent of Seller until the Closing shall have been consummated, any of the information in respect of the Property delivered to or for the benefit of Buyer whether by agents, consultants, employees or representatives of Buyer or by Seller or any of its agents, representatives or employees, including, but not limited to, any information obtained by Buyer or any of Buyer's Representatives in connection with any studies, inspections, tests or analyses conducted by Buyer as part of its Due Diligence. In the event the Closing does not occur and this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees or members of professional firms serving it, and (ii) as any governmental agency may require in order to comply with applicable laws or regulations. The provisions of this Subsection 9.1.1 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

            9.1.2 Approvals not a Condition to Buyer's Performance. Buyer
                  acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer's ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Title Policy.

            9.1.3 Buyer's Indemnity; Delivery of Reports. Buyer hereby agrees to indemnify, defend, and hold Seller and its officers, directors, employees, agents, attorneys, counsel, broker, investment manager, or any other party related in any way to any of the foregoing (collectively, the "Seller Parties"), each of the other Seller Parties and the Property free and harmless from and against any and all costs, loss, damages and expenses, of any kind or nature whatsoever (including attorneys fees and costs), arising out of or resulting from the entry and/or the conduct of activities upon the Property by Buyer, its agents, contractors and/or subcontractors in connection with the inspections, examinations, tests and investigations of the Property conducted at any time prior to the Closing, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. Buyer shall deliver promptly to Seller copies of all third party reports commissioned by Buyer evidencing the results of tests, studies or inspections of the Property.

            9.1.4 Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called "Phase I" environmental report with respect to the Property, Buyer shall not contact any governmental official or representative regarding Hazardous Materials on or the environmental condition of the Property without Seller's prior written consent thereto, which consent shall not be unreasonably withheld. In addition, if Seller's consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

      9.2   Seller's Covenants. Seller hereby covenants as follows:

            9.2.1 Service Contracts. Without Buyer's prior consent, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date Seller shall not extend, renew, replace or modify any Contract unless such contract (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days' notice.

            9.2.2 Maintenance of Property. Except to the extent Seller is relieved of such Obligations by Article 11 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller's past practices with respect to the Property; provided, however, that Buyer hereby agrees that it shall accept the Property subject to, and Seller shall have no obligation to cure, (i) all violations of law or municipal ordinances, orders or requirements and (ii) all physical conditions which would give rise to violations existing, which, with respect to both clauses (i) and (ii), exist on the last day of the Due Diligence Period or which arise between the last day of the Due Diligence Period and the Closing Date. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Property.

            9.2.3 Access to Property. Between the date hereof and the expiration of the Due Diligence Period Seller shall allow Buyer or Buyer's representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) Buyer shall not contact any tenant without Seller's prior written consent; (c) after the expiration of the Due Diligence Period Buyer shall not be permitted to perform any further testing or other physical evaluation of the Property prior to Closing; (d) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property; and (e) Buyer shall return the Property to the condition existing prior to such tests and inspections. Prior to such time as Buyer or any of Buyer's Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which name Seller as an additional insured and which are with such insurance companies, provide such coverages and carry such limits as Seller shall reasonably require and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

            9.2.4 Other Covenants. At any time after the Closing for up to one year thereafter, upon request by Buyer, Seller shall assist (but at no cost to Seller) Buyer in its preparation of audited financial statements, statements of income and expense and such other related financial documentation as Buyer may reasonably request, covering the period of Seller's ownership of the Property.

            9.2.5 Termination of Management Agreement. Seller agrees that it will terminate the Management and Leasing Agreement, dated as of May 1, 1995, between it and Gale & Wentworth, Inc., and such termination shall be effective as of the Closing.

      9.3   Mutual Covenants.

            9.3.1 Publicity. Seller and Buyer each hereby covenant that (a)
                  prior to the Closing neither Seller nor Buyer shall issue any press release or public statement (a "Release") with respect to the Transaction without the prior consent of the other, except to the extent required by law. If either Seller or Buyer is required by law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. Notwithstanding the foregoing, Buyer acknowledges that Seller and Seller's sole shareholder, the Virginia Retirement System, are bound by the provisions of the Virginia Freedom of Information Act and may, therefore, be obligated to disclose the contents of this Agreement.

            9.3.2 Broker. Seller and Buyer expressly acknowledge that Eastdil
                  Realty Company, L.L.C. ("Broker") has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement, and that Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker. Seller and Buyer each represents and warrants to the other that it has not dealt with any other broker in the Transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to reasonable attorneys' fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its representation and warranty in this section.

            9.3.3 Tax Refunds and Credits. All real estate and personal property tax refunds and credits with respect to the Property shall be apportioned between Buyer and Seller as follows:

                  (a) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable in the calendar year in which the Closing occurs (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in proportion to the number of days in such calendar year that each party owned the Property (with title to the Property being deemed to have passed as of 12:01 a.m. on the Closing Date);

                  (b) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the calendar year in which the Closing occurs (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits;

                  (c) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the calendar year in which the Closing occurs (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits; and

                  (d) with respect to all of the above debits and credits, as well as the prorations made as of Closing, the parties agree to conduct a retrospective reconciliation of same by the end of the fourth month following Closing, to take into account the differences, if any, between estimates and what in fact turned out to be the precise dollar amounts of same and to settle with one another accordingly.

            9.3.4 Survival. The provisions of this Section 9.3 shall survive the
                  Closing (and not be merged therein) or earlier termination of this Agreement.

                      ARTICLE 10 - FAILURE OF CONDITIONS

      10.1 Seller's Obligations and Remedies. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer's material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer's failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller's sole remedy shall be to terminate this Agreement by written notice to Buyer and to retain the Deposit as liquidated damages, and may request the Escrow Agent, pursuant to a written notice, executed solely by Seller, without the joinder, consent or approval of Buyer, to deliver the Deposit, plus all accrued interest thereon, to Seller. Seller and Buyer acknowledge and agree that delivery of the Deposit, including all accrued interest thereon, shall be deemed liquidated damages for Buyer's breach of this Agreement, it being further agreed that the actual damages to Seller in the event of such breach or other event are impractical to ascertain and the amount of the Deposit, plus accrued interest thereon, is a reasonable estimate thereof. There-after, neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

      10.2 Buyer's Obligations and Remedies. If, prior to the Closing, (i) Seller is in default of any of its material obligations hereunder and, after having received written notice of such default from Buyer, Seller has nevertheless failed to cure such default within a reasonable period of time, or (ii) any of Seller's material representations or warranties are untrue in any material respect and, after having received written notice of such misrepresentation from Buyer, Seller has nevertheless failed to cure same within a reasonable period of time, or (iii) the Closing otherwise fails to occur by reason of Seller's willful failure or refusal to perform its obligations hereunder in a prompt and timely manner ("Seller's Closing Default"), Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer and Buyer's actual Due Diligence and other transactional expenses, such as, by way of example, title insurance premiums, reasonable legal fees, etc. up to a maximum of $250,000.00 in the aggregate and shall be reimbursed by Seller, or (b) waive the condition(s) and proceed to close the Transaction, or (c) if Seller has wrongfully declined to close, to seek specific enforcement of this Agreement. Except as specifically set forth herein, Buyer shall have no right to sue for or seek, whether at law, in equity or otherwise, any monetary award or judgment and/or any consequential, punitive, treble, actual, out-of-pocket, incidental or other damages against Seller and its officer, directors, employees, investment manager or agents, or against employees, officers, members, or Trustees of the Seller's or its corporate member or the shareholder of such corporate member, or any of their respective successors and assigns all of which are hereby knowingly, voluntarily and intentionally waived, released and discharged by Buyer.

                      ARTICLE 11- CONDEMNATION/CASUALTY

      11.1 Condemnation.

           11.1.1 Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, Buyer shall have the right to terminate this Agreement by giving written notice to the other no later than ten (10) days after the giving of Seller's notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a "significant portion" of the Property shall mean such a portion as shall have a value, as reasonably determined by Seller, in excess of One Million

                  Dollars ($1,000,000.00). If either party elects to terminate this Agreement as aforesaid, the provisions of Section 11.4 shall apply.

           11.1.2 Assignment of Proceeds. If (a) Buyer elects not to terminate this Agreement as aforesaid if all or any significant portion of the Property is taken, or if (b) a portion of the Property not constituting a significant portion of the Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all reasonable costs and expenses, including attorneys' fees and costs, incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

      11.2 Destruction or Damage. In the event any of the Property is damaged or destroyed prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (a) is an insured casualty and (b) would cost less than Five Million Dollars ($5,000,000.00 ) to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller's casualty policy (less all costs and expenses, including attorneys' fees and costs, incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the "Realization Costs")), and Seller shall assign to Buyer all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction. In the event the Property is damaged or destroyed prior to the Closing Date and the cost of repair would equal or exceed Five Million Dollars ($5,000,000.00) or the casualty is an uninsured casualty, then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its respective election, to terminate this Agreement. Buyer shall have ten (10) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to the other of a written election notice (the "Election Notice") and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to deliver the Election Notice within such ten (10) day period shall be deemed an election not to terminate this Agreement. In the event neither party elects to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to Buyer all of Seller's right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible amount (less the Realization Costs) under Seller's casualty insurance policy.

      11.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property until Closing.

      11.4  Effect of Termination. If this Agreement is terminated pursuant to
            Section 11.1 or Section 11.2, Seller shall promptly direct that the Deposit be refunded to Buyer. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

      11.5 Waiver. The provisions of this Article 11 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 11.

                             ARTICLE 12 - ESCROW

The Deposit and any other sums which the parties agree shall be held in escrow (herein collectively called the "Escrow Deposits"), together with all interest earned thereon, shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

      (a) The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments satisfactory to both Buyer and Seller, shall not co-mingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. The parties acknowledge that only $100,000 will be federally insured.

      (b) If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

      (c) If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits and all interest earned thereon to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection 12.1(c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits and the interest earned thereon, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

      (d) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Buyer shall indemnify and hold the Escrow Agent harmless from and against and Seller shall reimburse Escrow Agent for all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

      (e) Buyer shall be paid the interest earned on the Deposit and shall pay any income taxes on any interest earned on the Deposit. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is set forth next to its signature below.

      (f) The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits and the interest earned thereon, in escrow, and shall disburse the Escrow Deposits, and the interest earned thereon, pursuant to the provisions of this Article 12.

      (g) The escrow fee, if any, charged by the Title Company in its capacity as Escrow Agent shall be shared equally by Seller and Buyer.

                         ARTICLE 13 - LEASING MATTERS

      13.1 New Leases. From and after the Effective Date, Seller shall not, without Buyer's prior written consent in each instance, which consent shall not be unreasonably withheld or delayed and shall be given or denied, with the reasons for such denial specified in reasonable detail, within three (3) business days after receipt by Buyer of the information referred to in the next sentence, enter into a new lease for space in the Property or renew or extend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option contained in such tenant's Lease). Seller shall furnish Buyer with all information regarding any proposed new leases, renewals and extensions reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed new lease, renewal or extension, as the case may be, within three (3) business days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed new lease, renewal or extension, as the case may be. If Buyer rejects the proposed action, Seller nevertheless retains full right, power and authority to execute such documents as are necessary to effect such action, and Seller shall promptly advise Buyer of the same. The foregoing notwithstanding, in the event Buyer has rejected the proposed action but Seller nonetheless proceeds to effect it, Buyer shall have the right, within three (3) business days after receipt of Seller's notice that Seller has taken such action, to elect to terminate this Agreement by the delivery to Seller of a written notice of termination, in which case the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement. If Buyer fails to notify Seller within such time period, Buyer shall be deemed to have fully waived any rights to terinate this Agreement pursuant to this Section 13.1. Seller shall deliver to Buyer a true and complete copy of each such new lease, renewal and extension agreement, if any, Promptly after the execution and delivery thereof.

      13.2 Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all fees paid by Seller prior to Closing or costs and expenses incurred by Seller prior to Closing (such fees, costs and expenses being herein collectively called the "Lease Expenses"), arising out of or in connection with:

            (a) any extensions, renewals or expansions under the Leases exerciseable and exercised by any tenant between the Effective Date and the Closing Date; and

             (b) any lease for space at the Property entered into between the Effective Date and the Closing Date, or any extension, renewal or expansion of a Lease where such Lease does not provide for its extension, renewal or expansion, entered into on or after the Effective Date which have been entered into in accordance with Section 13.1 (a "New Lease"). Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for space planning and design, repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction,
                  (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal,
                  (B) with respect to any expansion, that portion of the term remaining under the subject Lease after the date of any expansion, or (C) with respect to any New Lease, the entire initial term of any New Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property). At the Closing, Buyer shall assume Seller's obligations to pay, when due (whether on a stated due date or accelerated) any Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all claims for such Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall no be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party's control verifying Lease Expenses and the payment thereof.

      13.3 Other Lease Activity. Except as provided in this Section 13.3, without the prior consent of Buyer, which shall not be unreasonably withheld (a) no Lease shall be modified or amended except as provided in Section 13.1 with respect to extensions, renewals or expansions of Leases and the execution of New Leases, (b) Seller shall not consent to any assignment or sublease in connection with any Lease or New Lease and (c) Seller shall not remove any tenant under any Lease or New Lease, whether by summary proceedings or otherwise, except by reason of a material default of the tenant under the Lease or New Lease. In furtherance of the fore-going, Seller shall deliver to Buyer a written notice of each proposed action of the type described in clauses (a) through (c) above which Seller has been asked or proposes to take, stating, if applicable, whether Buyer is willing to consent to such action and setting forth the relevant information therefor. Buyer shall notify Seller in writing whether or not it approves such action within three (3) business days after delivery to Buyer of Seller's notice containing the aforementioned information. If Buyer notifies Seller that it disapproves such action, Buyer's notice shall state with specificity the reasons for such disapproval. If Buyer shall not give written notice of its disapproval of such action within such three (3) business day period, Buyer shall be deemed to have approved such action. If any Lease requires that the landlord's consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed ipso facto to have approved such action. Subject to its reimbursement rights pursuant to Section 13.2, Seller shall perform all of the obligations of the landlord under the Leases and New Leases which under the terms of such Leases and New Leases are required to be performed by the landlord prior to the Closing Date.

      13.4 Lease Enforcement. Subject to the provisions of Section 13.3 above, prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller's failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants.

      13.5 Lease Termination Prior to Closing. The termination of any Lease or New Lease or the removal of any tenant by reason of a default by such tenant (by summary proceedings or otherwise) prior to the Closing shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer, unless such termination is of a Major Tenant, in which event the Buyer shall have the election (if exercised in writing within three (3) business days after written notice of any such termination is provided to Buyer by Seller) to terminate this Agreement and receive the Deposit.

                          ARTICLE 14 - MISCELLANEOUS

      14.1 Buyer's Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void. To the extent that Buyer assigns this Agreement, Buyer shall not be released of any of its obligations hereunder and Buyer shall continue to remain fully liable hereunder. Buyer shall be permitted, however, to assign this Agreement to Mack-Cali Realty, L.P., which is organized as a limited partnership under the laws of the State of Delaware or any entity under common control of the Buyer. Nevertheless, under no circumstances shall Buyer have the right to assign this Agreement to any entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such entity would, in the reasonable opinion of Seller's ERISA advisor, create or otherwise cause a "prohibited transaction" under the Employee Retirement Income Security Act of

            1974, as amended ("ERISA"). In the event Buyer assigns this Agreement to any entity with the actual intent to create a "prohibited transaction" under ERISA so as to necessitate the termination of this Agreement, then Seller shall have the right to pursue the rights and remedies set forth in this Agreement. This Agreement and all rights hereunder shall inure to and be binding upon the respective heirs, executors, successors and permitted assigns of Seller and Buyer. Buyer shall not have the right to assign this Agreement in part.

      14.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the "Reporting Requirements") require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. "Escrow Agent" is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

            (a) Escrow Agent is hereby designated as the "Reporting Person" (as defined in the Reporting Requirements) for the Transaction. Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

            (b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

            (c) Escrow Agent hereby requests Seller to furnish to it Seller's correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller's correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller's correct taxpayer identification number is 52-1926380.

            (d) Each of the parties hereto shall retain this Agreement for a period of four(4) years following the calendar year during which Closing occurs.

      14.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing or those which by their terms cannot be fulfilled until after Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and


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

            instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of even obligation on the part of Buyer and Seller to be performed hereunder.

      14.4 Integration; Waiver. This Agreement, together with the Schedules and Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and any and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

      14.5 Governing Law. This Agreement shall be construed and interpreted under the laws of the Commonwealth of Virginia except that the obligations set forth in Articles 3, regarding Title Matters, and
            Article 6, regarding Closing, of this Agreement shall be construed and interpreted under the laws of the state of New Jersey.

      14.6 Captions Not Binding; Schedules and Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Schedules and Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

      14.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      14.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

      14.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally


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

            recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:

                        Mack-Cali Realty Acquisition Corp.
                        11 Commerce Drive
                        Cranford, NJ 07016
                        Attention:  Thomas A. Rizk, CEO and
                                    Roger W. Thomas, Exec. V.P.
                               Fax: (908) 272-6755

COPY TO:

                        Pryor, Cashman Sherman & Flynn
                        410 Park Avenue
                        New York, NY 10022
                        Attention:  Andrew S. Levine, Esquire
                        Fax: (212) 326-0806

IF TO SELLER:

                        Sylvan Way L.L.C.
                        c/o J. P. Morgan Investment Management Inc.
                        522 Fifth Avenue
                        New York, NY 10036
                        Attention: William N. Cinnamond, Vice President Fax:(212) 837-2602

COPY TO:

                        Hirschler, Fleischer, Weinberg, Cox
                          & Allen, P.C.
                        The Federal Reserve Bank Building
                        701 East Byrd Street
                        Richmond, Virginia  23219
                        Attention:  L. Charles Long, Jr.
                        Telephone:(804) 771-9524
                        Fax:(804) 644-0957

      14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

      14.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, unless required by law, and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith unless Seller has willfully failed or refused to close hereunder and (b) to indemnify Seller against all costs, expenses and damages, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Seller by reason of any unpermitted filing by Buyer of such notice of pendency or other instrument.

      14.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

      14.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

      14.14 ERISA. To satisfy compliance with ERISA, Buyer represents and warrants to Seller that:

            (a) Neither Buyer nor any of its affiliates (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor ("PTE 84-14") has, or during the immediately preceding year has exercised, the authority to appoint or terminate Seller as investment manager of any assets of the employee benefit plans whose assets are held by Seller or to negotiate the terms of any management agreement with Seller on behalf of any such plan;

            (b) The Transaction is not specifically excluded by Part I(b) of PTE 84-14;

            (c) Buyer is not a related party of Seller (as defined in Part V(h) of PTE 84)-14); and

            (d) The terms of the Transaction have been negotiated and determined at arm's length, as such terms would be negotiated and determined by unrelated parties.

                  Buyer hereby agrees to execute such documents or provide such information as Seller may require in connection with the Transaction or to otherwise assure Seller that: (i) this is not a prohibited Transaction under ERISA, (ii) that the Transaction is otherwise in full compliance with ERISA and
                  (iii) that Seller is not in violation of ERISA by compliance with this Agreement and by closing the Transaction. Seller shall not be obligated to consummate the Transaction unless and until the Transaction complies with ERISA and Seller is satisfied that the Transaction complies in all respects with ERISA. The obligations of Buyer under this section shall survive the Closing and shall not be merged therein.

      14.15 Business Day. As used herein, the term "business day" shall mean any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia or State of New Jersey holiday.

      14.16 Seller's Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer, under this Agreement (including, without limitation, the breach of any covenants, representations and warranties contained herein) and any and all documents executed pursuant hereto or in connection herewith (including, without limitation, any Seller's estoppel letter provided in accordance with the terms of Section 6.3(e) hereof), for which a claim is timely made by Buyer shall not exceed One Million Dollars ($1,000,000.00 ) (the "Maximum Amount"). The provisions of this section shall survive the Closing and shall not be merged therein. The provisions of this paragraph shall not, however, relate to Buyer's remedies in the event of Seller's Closing Default and Closing does not occur; such remedies are prescribed in paragraph 10.2, which prescribes Buyer's sole remedies in such event.

      14.17 Facsimile Signatures. The parties hereto agree that facsimile signatures by any party shall be fully binding upon and enforceable against such party provided a hard copy of the originals are sent the same day via a reputable, national overnight courier service.

      14.18 Seller Approval. The transactions described in and contemplated by this

            Agreement are subject to the approval of the Board of Directors of System Realty Nineteen, Inc., one of the Members of Sylvan Way LLC. Seller agrees to submit these transactions for such approval promptly after execution of the Agreement. If Seller fails to secure such approval on or before 5:00 p.m. then prevailing Eastern time on the fifth (5th) business day after the Effective Date, then this Agreement shall automatically terminate and the Deposit will be returned by the Escrow Agent to Buyer; provided, however, Buyer may extend such approval period as it deems necessary.

      14.19 Time of Essence. Time is of the essence to both Seller and Buyer in the performance of this Agreement by the other party, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein. If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday or a holiday observed by federally insured banks in the Commonwealth of Virginia or by the United States Postal Service, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or holiday. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included unless such last day is a Saturday, Sunday or holiday in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or holiday.

      WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

      SELLER: SYLVAN WAY L.L.C., a Virginia limited liability company, by its Managers
      Execution Date: February __, 1998
                                              SYSTEM REALTY NINETEEN,
                                              INC., a Virginia corporation

                                              By:___________________________
                                              Name: ________________________
                                              Title: _________________________

                                              and

                                              VIRGINIA RETIREMENT
                                              SYSTEM, a body corporate of the
                                              Commonwealth of Virginia

                                              By:___________________________
                                              Name: ________________________
                                              Title: _________________________


      BUYER:                                  Mack-Cali Realty Acquisition Corp.
      Execution Date:  February __, 1998      a Delaware corporation


                                              By:___________________________
                                              Name: Roger W. Thomas
                                              Title: Executive Vice President

BUYER'S FEDERAL TAX IDENTIFICATION NUMBER: 22-3305147

                          EXECUTION BY ESCROW AGENT:

The undersigned has executed this Agreement solely to confirm its agreement to
(i) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (ii) comply with the provisions of Article 12 and Section 14.2.

                                                FIRST AMERICAN TITLE
                                                INSURANCE CO. OF NEW YORK
                                                      Escrow Agent

      Execution Date:  February ___, 1998       By:___________________________
                                                Name: ________________________
                                                Title: _________________________


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